                                                                      EXHIBIT 11



                                 PDS FINANCIAL CORPORATION AND SUBSIDIARIES

                                      COMPUTATION OF PER SHARE EARNINGS



                                        Three months ended  June 30,   Six months ended  June 30,
                                        ----------------------------   --------------------------
                                             1997           1996           1997           1996
                                             ----           ----           ----           ----


Net income, primary                      $  158,350      $  18,011     $  312,591      $  98,925
                                         ----------      ---------     ----------      ---------
                                         ----------      ---------     ----------      ---------
Net income, fully diluted                $  158,350      $  18,011     $  312,591      $  98,925
                                         ----------      ---------     ----------      ---------
                                         ----------      ---------     ----------      ---------


PER SHARE DATA

Net income per common and
     common equivalent shares, primary       $  .05         $  .01         $  .10         $  .03
                                             ------         ------         ------         ------
                                             ------         ------         ------         ------

Net income per common and
    common equivalent shares, fully
    diluted                                  $  .05         $  .01         $  .10          $  .03
                                             ------         ------         ------          ------
                                             ------         ------         ------          ------


WEIGHTED AVERAGE NUMBER OF COMMON
AND COMMON EQUIVALENT SHARES

Primary:

  Weighted average number of common
    shares outstanding                    3,119,816      3,119,816       3,119,816      3,119,816
  Common equivalent shares:
    Dilutive stock options and warrants
      using the treasury stock method        74,079          7,110          32,389          8,917
                                         ----------     ----------      ----------     ----------
                                          3,193,895      3,126,926       3,152,205      3,128,733
                                         ----------     ----------      ----------     ----------
                                         ----------     ----------      ----------     ----------
Fully Diluted:

  Weighted average number of common
    shares outstanding                    3,119,816      3,119,816       3,119,816      3,119,816
  Common equivalent shares:
    Dilutive stock options and warrants
      using the treasury stock method       106,854          7,110         100,132          8,917
                                         ----------     ----------      ----------     ----------
                                          3,226,670      3,126,926       3,219,948      3,128,733
                                         ----------     ----------      ----------     ----------
                                         ----------     ----------      ----------     ----------

The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11), despite not being required by APB Opinion No. 15 because it results in dilution of less than 3%.


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